                                                                    EXHIBIT 12.2

              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                         Year Ended December 31
                                                        2001         2000         1999          1998         1997

                                                                     (in millions, except ratios)
                                                     ---------------------------------------------------------------
Earnings

Income (Loss) Before Income Taxes                    $    825.1   $    865.6   $   (165.5)   $    920.2   $    916.7
Fixed Charges                                             189.0        197.1        155.2         138.3        101.1
                                                     ----------   ----------   ----------    ----------   ----------
Adjusted Earnings                                    $  1,014.1   $  1,062.7   $    (10.3)   $  1,058.5   $  1,017.8
                                                     ==========   ==========   ==========    ==========   ==========

Combined Fixed Charges and Preferred
      Stock Dividends

Interest and Debt Expense                            $    169.6   $    181.8   $    137.8    $    119.9   $     84.9
Amortization of Deferred Debt Costs                         7.1          2.4          2.4           3.3          0.7
Portion of Rents Deemed
      Representative of Interest (a)                       12.3         12.9         15.0          15.1         15.5
Preferred Stock Dividends                                    --           --           --           2.9         19.5
                                                     ----------   ----------   ----------    ----------   ----------
Total Combined Fixed Charges and
      Preferred Stock Dividends                      $    189.0   $    197.1   $    155.2    $    141.2   $    120.6
                                                     ==========   ==========   ==========    ==========   ==========

Ratio of Earnings to Combined
      Fixed Charges and Preferred Stock

      Dividends                                             5.4          5.4         (0.1)          7.5          8.4

(a) Generally deemed to be one-third of rental expense.